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                          SUBSCRIPTION AGENCY AGREEMENT


                                                                    May __, 2000


The Bank of New York
101 Barclay Street - 22W
New York, New York  10286

Attention of _______________


Ladies and Gentlemen:

         Subscription Agency Agreement, dated as of May __, 2000 between The Salomon Brothers Fund Inc (the "Fund") and The Bank of New York, a New York corporation (the "Agent"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Fund's Prospectus dated May __, 2000 (the "Prospectus"), a copy of which is attached hereto as Exhibit A.


         Section 1. The Rights Offering. The Fund is distributing to the holders of record of shares of its capital stock, par value $1.00 per share (the "Shares"), as of the close of business on May 22, 2000 (the "Record Date") non-transferable rights (the "Rights") to acquire up to a total of 11,826,140 Shares at a price of $[____] per share (the "Subscription Price") on the basis of one Right for each Share held of record on the Record Date. The subscription period will run from May 22, 2000 - June 19, 2000 (the "Expiration Date"). Either (1) the completed subscription form evidencing the exercise of the basic purchase right and/or the over-subscription privilege and payment based upon the estimated subscription price or (2) a completed Notice of Guaranteed Delivery must be received by the Agent before 5:00 P.M., New York City time, on the Expiration Date.


         The Fund filed the Registration Statement, including the Prospectus, relating to the Rights and the Shares to be issued upon exercise of Rights with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on March 23, 2000. Said Registration Statement became effective on May [___], 2000.

         The Rights may be exercised by delivering to the Agent a properly completed and executed subscription form, a form of which is attached hereto as Exhibit B.

         Section 2. The Rights. Ten Rights entitle the holder to purchase one Share at the Subscription Price and to subscribe for additional over-subscription Shares at the same price.

         Basic purchase right. Ten Rights entitle the holder to receive, upon payment of the Subscription price, one Share.







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         Over-subscription privilege. Holders exercising their basic purchase rights in full are entitled to subscribe for additional over-subscription Shares up to a total of 11,826,140 Shares. If the rights offering is oversubscribed, the Fund will allocate those additional over-subscription Shares in accordance with the terms of the offering.


         Reference is made to the Prospectus for a complete description of the Rights.

         Section 3. Fractional Shares. No fractional shares will be issued. Any fractional share to which holders of Rights would otherwise be entitled will be rounded down to the nearest whole share.

         Section 4.  Appointment of Agent.

                  (a) The Fund hereby appoints you as Agent for the Rights Offering. In connection with your appointment as Agent, the Fund has also appointed you as Transfer Agent and as Registrar of the Company for the Rights and the Shares to be issued upon exercise of Rights, and to act as is customary in such capacities.

                  (b) You hereby confirm that you mailed by first class mail on _____ __, 2000 to each record holder of Shares on the Record Date (1) a copy of the Prospectus and Subscription Certificate and (2) a return envelope addressed to the Agent.

         Section 5. Duties of the Agent. As Agent you are authorized and directed to:

                  (a) mail promptly by first class mail the Prospectus and Subscription Certificate to each person who submits a request to you before the Expiration Date;

                  (b) accept subscriptions and notices of guaranteed delivery upon the exercise of Rights in accordance with the terms of the Prospectus and the Instructions to the form of Subscription Certificate up to 5:00 P.M., New York City time, on the Expiration Date;

                  (c) accept subscriptions, without further authorization from the Fund, without procuring supporting legal papers or other proof of authority to sign (including proof of appointment of a fiduciary or other person acting in a representative capacity):

                  (i) where the Shares are registered in the name of a fiduciary, the subscription form is executed by such fiduciary, and the Shares are to be issued in the name of the registered owner of the Shares as of the Record Date;

                  (ii) where the Shares are in the name of a corporation and the subscription form is executed by an officer thereof, and the Ordinary Shares are to be issued in the name of such corporation; or

                  (iii) where the Shares are registered in the name of a decedent and the subscription form is executed by a subscriber purporting to act as the decedent's executor or administrator, the







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Shares are to be registered in the name of the subscriber as executor or administrator of the estate of the deceased registered holder; and

                  (iv) in each of the cases under (i), (ii) and (iii), there is no evidence indicating that the subscriber is not the duly authorized representative that he/she purports to be;

                  (d) accept subscriptions and notices of guaranteed delivery executed, as agent for the subscriber, by a firm having membership on a national securities exchange or by a bank or trust company having an office or a correspondent in the United States;

                  (e) accept full payment for the total number of shares subscribed for prior to 10:00 A.M., New York City time, on June 19, 2000; and

                  (f) refer to the Fund for specific instructions as to acceptance or rejection of subscriptions received after the Expiration Date, subscriptions not authorized to be accepted pursuant to paragraph (b), (c) or
(d) above, and subscriptions otherwise failing to comply with the requirements of the Prospectus and the Instructions to the form of Subscription Certificate.

                  (g)  Upon acceptance of subscriptions, the Agent shall;

                  (i) hold in trust for the Fund, until 10:00 A.M., New York City time, [July 17, 2000], in an interest bearing account consisting of instruments which accrue interest at the prevailing federal funds rate, all funds collected in payment of subscriptions;

                  (ii) by no later than 12:00 P.M., New York City time, [July 17, 2000], transfer the funds to the Fund's current account with The Bank of New York, Account #______ unless for any reason the rights offering is terminated, in which case the Agent shall refund to subscribers without interest all funds collected and refund to the Fund all interest accrued on subscription funds;

                  (iii) advise the Fund daily by telecopy and confirmed by letter as to the total number of Shares subscribed for and the amount of funds received (identified in accordance with (i) above), deposited, available or transferred in accordance with (i) above, with cumulative totals;

                  (iv) as promptly as possible following the Expiration Date, advise the Fund in accordance with (ii) above of the number of Shares subscribed and the number of Shares unsubscribed; and

                  (v) by no later than July 3, 2000 mail confirmations to subscribers showing information as to the Shares acquired (as set forth in the Prospectus) and on [June 19, 2000] issue certificates as Transfer Agent for these Shares with respect to which subscribers have requested certificates countersigned with the signature of the Agent, registered in the names specified by the subscribers, and mail or deliver such certificates as instructed by the subscribers as soon as practicable in accordance with the rules of the NASD, after collection of remittance for subscriptions.









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         Section 6. Agent Compensation. The Fund agrees that it will pay to the
Agent compensation for its services of $190,000 to act as Agent. The Fund further agrees that it will reimburse the Agent for its necessary and reasonable expenses incurred in the performance of its duties as such, including without limitation reasonable postage, stationery and supplies and counsel fees.

         Section 7. Confidential Information. The Agent acknowledges the confidential and proprietary nature of the Fund's shareholder records and information related thereto which it may receive pursuant to the exercise of its duties under this Agreement. The Agent agrees that it shall maintain the confidentiality thereof and, except as necessary to fulfill any duty under this Agreement, shall not disclose the contents or nature thereof without the express prior written authorization of any two of the following persons: ___________, __________ and __________.

         Section 8. Instructions. The Agent will be entitled to rely upon any instructions or directions furnished to it in writing by any officer of the Fund, and will be entitled to treat as genuine, and as the document purports to be, any letter or other document furnished to it by any officer of the Fund.

         Section 9. Indemnification. The Fund further agrees that the Fund will indemnify, protect and hold harmless the Agent from any and all liability, cost or expense resulting from any act, omission, delay or refusal, made by it in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instructions or other instrument or document believed by it in good faith to have been duly authorized, and in delaying or refusing in good faith to accept any subscription. The Agent shall, in issuing and registering Shares as Transfer Agent and Registrar pursuant to duly exercised Rights, be liable for and shall indemnify and hold the Fund harmless from any and all liability, cost or expense as a result of or arising out of its own negligence or bad faith or that of its agents, servants or employees.

         Section 10. Amendments. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed and delivered by each of the Fund and the Agent.

         Section 11. Governing Law. This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

         Section 12. Counterparts. This Agreement may be executed by the parties hereto on separate counterparts, which counterparts taken together will be deemed to constitute one and the same instrument.

         If the foregoing is acceptable to you, please indicate your acceptance of your appointment as Agent upon the terms set forth above by signing and return to us one copy of this Agreement.

                                       Very truly yours,


                                       The Salomon Brothers Fund Inc


                                       By:________________________________




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                                       Name:______________________________
                                       Title:_____________________________

Accepted and agreed to as of
the [__] day of May, 2000

THE BANK OF NEW YORK


By:_______________________
Name:_____________________
Title:____________________